SEPARATION AGREEMENT

      This Separation Agreement (the "Agreement") is made effective as of the 16th day of June, 2006 (the "Effective Date") between SteelCloud, Inc., a Virginia corporation (the "Company"), and Thomas P. Dunne ("Dunne").

                                    RECITALS

      A. Dunne was Chairman and Chief Executive Officer of the Company from the time he founded the Company in 1987 until he retired from his position as Chief Executive Officer on June 7, 2006.

      B. As of the Effective Date, Dunne is the Chairman of the Company and a member of its Board of Directors.

      C. Dunne has agreed to resign as Chairman and as a director of the Company, end any employment relationship and resign from all officer and other positions he has with the Company and its affiliates.

      D. In recognition of the substantial past services of Dunne to the Company and Dunne's willingness to provide the Company with transitional consulting services as requested, the parties desire to amicably conclude Dunne's employment and director relationship with the Company and its affiliates on the terms in this Agreement.

      In consideration of the mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned parties, intending to be legally bound, agree as follows:

      AGREEMENTS

      1. RESIGNATION. Dunne hereby resigns as Chairman and as a director of the Company as of the Effective Date. Any employment relationship, officer position or directorship between Dunne and the Company and its affiliates is concluded as of the Effective Date.

      2. SEVERANCE PAYMENTS. Subject to Dunne's continuing compliance with all the terms of this Agreement, the Company shall pay Dunne the aggregate sum of $575,000 (the "Severance"). The Severance shall be payable in forty-six (46) equal semi-monthly installments in accordance with the Company's customary payroll practices and shall be reduced by all appropriate tax withholdings and other customary payroll deductions.

      3. MEDICAL INSURANCE. For a period of twenty-three (23) months from the Effective Date, the Company shall either continue to provide Dunne with coverage under the Company's current medical and dental insurance plans (collectively, "Medical Insurance") or, in the event Dunne shall not be eligible for such coverage, pay the cost of COBRA coverage for Dunne, which coverage shall be substantially equivalent to the Medical Insurance, for eighteen (18) months and then shall pay the premiums on a substantially equivalent individual policy for Dunne for the following five (5) months. The benefits set forth in this Section 3 shall, in addition, include such benefits for those of Dunne's immediate family dependents who are currently included in Dunne's Medical Insurance coverage and which would be subject to COBRA to the extent such benefits otherwise are in effect for Dunne as of the Effective Date, understanding, however, that Dunne is responsible for complying with all terms and conditions of any such insurance plan except for timely payments of the premium, which shall be the sole responsibility of the Company.

      4. STOCK OPTIONS. Dunne's Company stock options shall remain in effect in accordance with their terms, which options shall be exercisable as provided under the terms of the Company's stock option plans.

      5. AUTOMOBILES. The Company shall continue to make lease payments covering the automobile currently used by Dunne for the balance of the lease term. The Company also agrees to re-title the 1997 Jaguar Dunne is using in the name of Dunne's wife, Claudia Dunne, in consideration for the forgiveness of any payables the Company may owe to Dunne or his family.

      6. CONDITIONS TO SEVERANCE AND MEDICAL INSURANCE.

      (a) The Severance payment provided in Section 2, the Medical Insurance or COBRA payments provided in Section 3 and the lease payments provided in Section 5 shall continue only until such time as Dunne shall perform any services for a "Competing Business" (as defined in Section 8), without having received the prior written consent of the President of the Company. The rendering of consulting or other services to any Competing Business, without first having obtained prior written consent for such activity from the President of the Company, shall entitle the Company to terminate all remaining Severance payments, Medical Insurance or COBRA benefit payments and automobile lease payments.

      (b) The severance obligations of the Company set forth in Sections 2, 3, 4, and 5 herein shall constitute the total payment and severance obligations under this Agreement. Dunne understands and warrants that no monetary or other benefit other than as set forth in Sections 2, 3, 4, and 5 is or shall be due or claimed to be due from the Company or from any "Released Parties" (as defined in Section 9), including, but not limited to, any and all claims for wages, salary, severance pay, vacation pay, bonuses, commissions, expense reimbursement or other compensation arising under the Employment Agreement dated April 15, 1997, between Dunne and the Company (the "Employment Agreement"), any other agreement or contract, whether written or oral, or any other Company benefit plan, program or policy, or for any other monetary claim that he may have under any federal, state or local law, common law or in equity.

      7. ADVISORY SERVICES. Effective with Dunne's termination of employment as of the Effective Date, and continuing until the earlier of Dunne taking a position with a Competing Business with the consent of the President, termination of this Agreement, or the date that is twenty-three (23) months from the Effective Date hereof (the "Consulting Term"), Dunne's status shall change to that of a consultant to, and not an employee of, the Company. During the Consulting Term, Dunne shall be available, following reasonable notice, up to five (5) hours per week to Company personnel by telephone during normal business hours for advice on matters relating to the Company's business operations and strategies, including, but not limited to, assisting the Company's new Chief Executive Officer with transition matters, the Company's sales efforts and key customer relationships.

      8. RESTRICTIVE COVENANTS.

      (a) Dunne hereby covenants and agrees with the Company that, in consideration for the payments and other valuable consideration to be provided to Dunne under this Agreement, for a period (the "Restricted Period") of twenty-three (23) months from the Effective Date, Dunne shall not, without the prior written consent of the President of the Company (which consent shall not be unreasonably withheld), either directly or indirectly, on his own account or as an executive, consultant, agent, partner, joint venturer, owner, director or shareholder of any other person, firm, corporation, partnership, limited liability company or other entity:

            (i) Perform services for any Competing Business, as hereinafter defined, that are substantially similar in whole or in part to those that he performed for the Company, including specifically, but not limited to, participating in the financing or executive management of a business marketing information technology solutions, products and services or the management of individuals involved in the marketing and sale of information technology solutions, products and services. For purposes of this Agreement, the term "Competing Business" shall mean any entity engaged in the research, financing, development, marketing or sale of products or services which are or would be competitive with those products and services being marketed by the Company at the Effective Date. This covenant shall apply only within the "Territory" that is defined as the fifty states of the United States. Dunne recognizes and agrees that in his capacity as Chairman and Chief Executive Officer of the Company, his duties extended throughout the entire service area of the Company, which includes, at a minimum, the fifty states of the United States and that, because of the executive nature of Dunne's position with the Company, in order to afford the Company protection from unfair competition by Dunne following his resignation, this covenant must extend throughout the stated Territory. Dunne further acknowledges that this covenant does not prohibit him from engaging in his entire trade or business, but only a very limited segment of the information technology solutions industry. This covenant also shall not prohibit Dunne from owning up to five (5) percent of the common stock of any publicly traded information technology solutions company for investment purposes, which investment shall not be deemed, in and of itself, to be a violation of this Section 8(a)(i); or

            (ii) Solicit any current employee, supplier, customer, or client of the Company with whom Dunne dealt, or with whom anyone in Dunne's direct chain of command dealt, on behalf of the Company within the year preceding the Effective Date, for the purpose of researching, financing, developing or purchasing, selling or marketing products or services which are or would be competitive with those products or services marketed by the Company at the Effective Date.

      (b) Dunne acknowledges and agrees that breach by him of the provisions of this Section 8 shall entitle the Company, at its option and in addition to any other remedies available to it at law or in equity, to terminate this Agreement, including, but not limited to, termination of the remaining payments and benefits, if any, to be made to Dunne under Sections 2, 3, 4, and 5 hereof. Said termination shall not negate or affect the release of claims made by Dunne under
Section 9(a), which shall remain in full force and effect. If the Company should elect to terminate the remaining payments and benefits to be made to Dunne in the event of Dunne's breach of this Section 8, however, it agrees that the restrictive covenants contained in this Section 8 shall, from that point in time, no longer be in effect.

      9. MUTUAL RELEASE OF CLAIMS.

      (a) Dunne, and anyone claiming through Dunne or on Dunne's behalf, agree to release the Company and the other Released Parties (as defined below) with respect to any and all claims, whether currently known or unknown, that Dunne now has, has ever had, or may ever have against the Company and any of the other Released Parties arising from or related to any agreement, act, omission, or thing occurring or existing at any time prior to the Effective Date. Without limiting the foregoing, the claims released by Dunne hereunder include, but are not limited to:

            (i) All claims for or related in any way to Dunne's employment, compensation, other terms and conditions of employment, or termination from employment with the Company, including without limitation all claims for salary, bonus, severance pay, vesting of options or any other compensation or benefit whether under the Employment Agreement, any other agreement, any Company policy, plan or program or otherwise;

            (ii) All claims that were or could have been asserted by Dunne or on Dunne's behalf: (a) in any federal, state, or local court, commission, or agency; (b) under any common law theory; or (c) under any employment, contract, tort, federal, state, or local law, regulation, ordinance, constitutional provision, or executive order; and

            (iii) All claims that were or could have been asserted by Dunne or on Dunne's behalf arising under any of the following laws, as amended from time to time: the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, Virginia Wage Act, Virginians With Disabilities Act, and Virginia Human Rights Act.

      (b) The Company and the Released Parties agree to release Dunne with respect to any and all claims, whether currently known or unknown, that the Company and the Released Parties now have, have ever had, or may ever have against Dunne arising from or related to any agreement, act, omission, or thing occurring or existing at any time prior to the Effective Date The only exceptions shall be that this release shall not prohibit the Company (i) from bringing an action against Dunne in the event that any third-party action is brought against the Company alleging criminal or fraudulent acts or omissions by Dunne, or (ii) with respect to any criminal or fraudulent acts or omissions by Dunne that are unknown by the Company as of the Effective Date.

      (c) The term "Released Parties" as used in this Agreement includes: (i) the Company and its past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities (whether or not they are wholly owned); and (ii) the past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, members, associates, employees, and attorneys of each entity listed in subpart (i) above; and (iii) the predecessors, successors, and assigns of each entity listed in subparts (i) and (ii) above.

      (d) The parties acknowledge and agree that the releases provided in this
Section 9 shall not apply to material breaches of the terms of this Agreement.

      10. MUTUAL COVENANT NOT-TO-SUE.

      (a) Dunne covenants and agrees not to file or initiate a lawsuit against any of the Released Parties in regard to any claims, demands, causes of action, suits, damages, losses and expenses, arising from acts or omissions of the Company occurring on or before the Effective Date, and Dunne will ask no other person or entity to initiate such a lawsuit on his behalf. If Dunne breaches this covenant and agreement, the remaining payments and benefits, if any, to be paid to Dunne under Sections 2, 3, 4, and 5 shall immediately terminate, and Dunne shall indemnify and hold harmless the Company and any of the Released Parties from any and all costs incurred by any and all of them, including their reasonable attorneys' fees, in defending against such lawsuit.

      (b) The Company covenants and agrees not to file or initiate a lawsuit against Dunne in regard to any claims, demand, causes of action, suits, damages losses and expenses, arising from acts or omissions of Dunne occurring on or before the Effective Date, and the Company will ask no other person or entity to initiate such a lawsuit on its behalf. The only exceptions shall be that this covenant-not-to-sue shall not prohibit the Company (i) from bringing an action against Dunne in the event that any third-party action is brought against the Company alleging criminal or fraudulent acts or omissions by Dunne, or (ii) with respect to any criminal or fraudulent acts or omissions by Dunne that are unknown by the Company as of the Effective Date. If the Company breaches this covenant and agreement, the Company shall indemnify and hold harmless Dunne from any and all costs incurred by him, including his reasonable attorneys' fees, in defending against such lawsuit.

      11. NO PROCEEDINGS INITIATED. Dunne represents and warrants that neither he nor anyone acting on his behalf has filed or initiated any charge or claim against the Company in any administrative or judicial proceeding.

      12. COVENANTS OF THE PARTIES.

      (a) Dunne ratifies and confirms the confidentiality provisions of Section 8 of the Employment Agreement and acknowledges that notwithstanding the execution of this Agreement and the termination of the Employment Agreement, such covenants and agreements survive the termination of employment of Dunne with the Company and remain in full force and effect in accordance with their terms.

      (b) Dunne agrees that he shall not disparage the Company or its officers, directors, employees, shareholders, agents or representatives or its products or services or products or services in development, or otherwise seek to reduce the good will of the Company or the reputation of the Company or its officers, directors, employees, agents, or representatives. The Company, on behalf of its directors and executive officers, agrees not to disparage Dunne or to act in any way to diminish Dunne's reputation.

      (c) Immediately after the Effective Date of this Agreement and except as otherwise set forth in Section 5 hereof, Dunne shall deliver to the Company possession of any and all property owned or leased by the Company which may then be in Dunne's possession or under his control, including, without limitation, any and all such keys, credit cards, equipment, supplies, books, records, files, computer equipment, computer software and other such tangible and intangible property of any description whatsoever. If, following the date of this Agreement, Dunne shall receive any mail, including, but not limited to, electronic mail, addressed to the Company or to Dunne as an officer of the Company, Dunne shall immediately deliver or forward such mail, unopened, and in its original envelope or package, to the Company. If, following the date of this Agreement, the Company shall receive any mail, including, but not limited to, electronic mail, addressed to Dunne individually and not in his former capacity as an officer of the Company, the Company shall immediately deliver or forward such mail, unopened, and in its original envelope or package, to Dunne.

      (d) The Company hereby agrees to indemnify and hold harmless, in accordance with Virginia law and the Articles of Incorporation and By-Laws of the Company, Dunne from and against any and all actions, suits, proceedings, claims, demands, judgments, expenses (including reasonable attorney fees), losses and damages arising or resulting from Dunne's good faith performance of his duties as Chairman and a director of the Company.

      13. NO VOLUNTARY ASSISTANCE. Dunne hereby covenants and agrees that, except under compulsion of law, he will not voluntarily assist, support, or cooperate with, directly or indirectly, any entity or person alleging or pursuing any claim, administrative charge, or cause of action against the Company, including without limitation, by providing testimony or other information, audio or video recordings, or documents. If compelled to testify, nothing contained herein shall in any way inhibit or interfere with Dunne providing completely truthful testimony or producing documents. In addition, and notwithstanding anything elsewhere appearing in this Agreement, nothing herein shall prevent or hinder Dunne's full cooperation with any investigation or other proceeding by any federal, state or local governmental agency, including, but not limited to, U.S. Securities and Exchange Commission.

      14. NO ADMISSION OF LIABILITY. The parties agree and acknowledge that this Agreement is a full and complete compromise of the matters released herein between the parties hereto; that neither the releases nor the negotiations for this Agreement and the settlement embodied herein, including all statements or communications made to date, shall be considered admissions by them.

      15. CONFIDENTIALITY.

      (a) Dunne acknowledges that the information, observations and data that has been obtained by him during his involvement with the Company as an employee concerning the business or affairs of the Company which has not been released publicly by authorized representatives of the Company ("Confidential Information") is the property of the Company. Accordingly, Dunne agrees, on behalf of himself and any affiliate, that he will not disclose to any person not authorized by the Company to receive such Confidential Information, or use for his own account, any of the Confidential Information previously obtained during his employment or which is hereafter obtained during the Consulting Term without the prior written consent of the Company, unless, and to the extent that, the aforementioned matters (i) are or become generally known to and available for use by the public otherwise than as a direct or indirect result of Dunne's acts or omissions to act in the protection of such Confidential Information (ii) are disclosed to Dunne by a third party who, to the best knowledge of Dunne, is not thereby in breach of any duty to the Company or any of its affiliates. Notwithstanding the foregoing, Dunne shall be entitled to disclose Confidential Information if required by law, court order, or similar compulsory process; provided, that Dunne shall promptly notify the Company of any disclosure proposed to be made pursuant to this sentence in order to afford the Company a reasonable opportunity to contest such disclosure or obtain appropriate confidentiality assurances. For purposes of this Agreement, the term "affiliate" means any person, partnership, corporation or business entity controlling, controlled by or under common control with the Company or Dunne, as the case may be.

      (b) Dunne acknowledges that the Confidential Information is proprietary and of value to the Company and, accordingly, Dunne will follow reasonable security practices with regard to the protection and non-disclosure of the Confidential Information. If Dunne is required to disclose any Confidential Information in accordance with applicable law, Dunne will, whenever possible, first provide to the Company a copy of the proposed disclosure so that the Company may have a sufficient opportunity to review and comment thereon and Dunne agrees to seek such maximum confidential treatment of such disclosure as the Company requests or may be permitted by applicable law. Dunne's obligations under this Article will survive any termination of this Agreement.

      (c) Dunne acknowledges and agrees that breach by him of the provisions of this Section 15 shall entitle the Company, at its option and in addition to any other remedies available to it at law or in equity, to terminate this Agreement, including, but not limited to, termination of the remaining payments and benefits, if any, to be made to Dunne under Sections 2, 3, 4, and 5 hereof. Said termination shall not negate or affect the release of claims made by Dunne under
Section 9(a). If the Company should elect to terminate the remaining payments and benefits to be made to Dunne in the event of Dunne's breach of this Section 15, however, it agrees that the confidentiality provision contained in this
Section 15 shall, from that point in time, no longer be in effect.

      16. OWBPA RIGHTS.

      (a) Dunne is advised to seek legal counsel regarding the terms of this Agreement. Dunne acknowledges that he has sought legal counsel regarding the terms and effect of this Agreement.

      (b) Dunne acknowledges that this Agreement releases only those claims which exist as of the Effective Date.

      (c) Dunne acknowledges that he may take a period of twenty-one (21) days from the Effective Date (July 7, 2006) within which to consider and sign this Agreement. To the extent Dunne has executed this Agreement prior to the expiration of such twenty-one (21) day period, Dunne acknowledges that his decision to execute this Agreement prior to such expiration was entirely voluntary.

      (d) Dunne acknowledges that he will have seven (7) days from the date of signing this Agreement to revoke the Agreement in writing in its entirety ("Revocation Period"). Dunne acknowledges that the Agreement will not become enforceable until the Revocation Period has expired and that pending acceptance of this Agreement by Dunne, the Company shall not be obligated to make any of the payments or to provide any of the benefits to be provided to Dunne under this Agreement. In the event Dunne chooses to revoke this Agreement, within the Revocation Period, he will:

            (i) Revoke the entire Agreement in a signed writing, delivered to the following person on or before the seventh (7th) day after he executed the Agreement:

                        SteelCloud, Inc.
                        14040 Park Center Road, Suite 210
                        Herndon, VA  20171
                        Attn: President

            (ii) Forfeit all severance and other consideration from the Company that is contemplated by this Agreement; and

            (iii) Return the full amount of any consideration received under this Agreement, if any, to the company along with the signed writing.

      (e) Dunne expressly acknowledges that the payments and the other consideration that he is receiving under this Agreement constitute material consideration for his execution of this Agreement, and represent valuable consideration to which he would not otherwise be entitled.

      17. JURISDICTION/CHOICE OF FORUM. This Agreement, including its interpretation or performance, or any controversy or dispute (including any statutory claim) arising out of or otherwise related to this Agreement, shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without giving any force or effect to the provisions of any conflict of law rule thereof. The parties further agree that any controversy or dispute (including any statutory claim) arising out of or otherwise related to this Agreement shall be tried exclusively in the state courts of Fairfax County, Virginia or the United States District Court for the Eastern District of Virginia, Alexandria Division, as appropriate.

      18. ADVICE OF ATTORNEYS. The parties acknowledge that they have fully read, understood and unconditionally accepted this Agreement after consulting with their attorneys or having the opportunity to consult with an attorney, and acknowledge that this Agreement is mutual and binding upon all parties hereto regardless of the extent of damages allegedly suffered by any of the parties hereto.

      19. COUNTERPARTS. This Agreement may be signed in counterpart originals with the same force and effect as if signed in a single original document.

      20. COOPERATION OF THE PARTIES. The parties to this Agreement agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force and effect to the basic terms and intent of this Agreement and the settlement embodies herein. Dunne further agrees to fully cooperate with the Company in any and all pending or future investigations, inquiries or litigation whether in any judicial, administrative, or public, quasi-public or private forum, in which the Company is involved or may become involved, whether or not Dunne is a defendant in such investigations, inquiries, proceedings or litigation. Dunne shall provide truthful and accurate testimony, background information, and other support and cooperation as the Company may reasonably request. The Company will compensate Dunne for all reasonable travel and other out-of-pocket expenses incurred by him in assisting the Company under this Section 19 upon submission of supporting documentation reasonably acceptable to the Company.

      21. MODIFICATION IN WRITING ONLY. Neither this Agreement nor any provision of this Agreement may be modified or waived in any way except by an agreement in writing signed by each of the parties hereto consenting to such modification or waiver.

      22. CONSTRUCTION OF THIS AGREEMENT. The parties agree that they each have participated in the drafting of this Agreement, and that, as a result, this Agreement shall not be construed in favor of or against any party hereto.

      23. HEADINGS AND CAPTIONS. The heading and captions used in the Agreement are for convenience of reference only, and shall in no way define, limit, expand, or otherwise affect the meaning or construction of any provision of this Agreement.

      24. REMEDIES. Dunne agrees that money damages cannot adequately compensate the Company in case of a breach or threatened breach of the covenants contained in Sections 8 or 15 and that, accordingly, the Company would be entitled to injunctive relief upon such breach. Dunne understands that it is the Company's intent to have the covenants contained in Sections 8 and 15 enforced to their fullest extent. Accordingly, Dunne and the Company agree that, if any portion of the restrictions contained in Sections 8 or 15 are deemed unenforceable, the court shall construe and enforce these covenants to the fullest extent permitted by law.

      25. NOTICES. Any and all notices necessary or desirable to be served hereunder shall be in writing and shall be

      (a) personally delivered, or

      (b) sent by certified mail, postage prepaid, return receipt requested, or guaranteed overnight delivery by a nationally recognized express delivery company, in each case addressed to the intended recipient at the address set forth below.

      (c) For notices sent to the Company:

                        SteelCloud, Inc.
                        14040 Park Center Road, Suite 210
                        Herndon, VA  20171
                        Attention: President

      (d) For notices sent to Dunne:

                        To the address on file with the Company

Either party hereto may amend the addresses for notices to such party hereunder by delivery of a written notice thereof served upon the other party hereto as provided herein. Any notice sent by certified mail as provided above shall be deemed delivered on the third (3rd) business day next following the postmark date which it bears.

      26. BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto, jointly and severally, and the past, present and future heirs, executors, administrators, agents, executors, servants, attorneys, affiliated persons and entities, predecessors and successors in interest and assigns, regardless of form, trustees in bankruptcy or otherwise, and any other representative or entity acting on behalf of, pursuant to, or by virtue of the rights of each.

      27. NON-ASSIGNABILITY: Assignment in the Event of Acquisition or Merger. This Agreement, and the benefits hereunder are not assignable or transferable by Dunne, and the rights and obligations of the Company under this Agreement will automatically be deemed to be assigned by the Company to any corporation or entity acquiring all or substantially all of the assets or stock of the Company or of any corporation or entity with or into which the Company may be merged or consolidated; provided, however, that in the event of Dunne's death, the Company shall make such payments as may then be due and owing to Dunne, if any, to Dunne's estate.

      28. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties concerning the subject matter hereof, and is intended and shall be construed as an integrated agreement. Each party understands, acknowledges and hereby represents and warrants that this Agreement supersedes any and all prior or contemporaneous understandings, agreements, representations and/or promises, whether oral or written, which are not expressly set forth herein or expressly referred to in this Agreement, including, but not limited to, the Employment Agreement, and no understanding, agreement, representation, warranty, promise or inducement has been made concerning the subject matter of this Agreement other than as set forth in this Agreement, and that each party enters into this Agreement without any reliance whatsoever upon any understanding, agreement, representation, warranty or promise not set forth herein.

      IN WITNESS WHEREOF, the undersigned have executed this Separation Agreement as of the Effective Date set forth above.


                                              /s/ Thomas P. Dunne
                                              -------------------
                                                  Thomas P. Dunne

                                              Date: June 16, 2006


                                              STEELCLOUD, INC.


                                              By: /s/ Kevin Murphy
                                                  ----------------
                                                  Name: Kevin Murphy
                                                  Title: Chief Financial Officer

                                              Date: June 16, 2006